Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, NY 14450

CONTACT:	Investors and Media: Felix Veksler
Senior Director, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

Monro Announces Promotion of Nick Hawryschuk to Senior Vice President - Operations

FAIRPORT, NY – February 10, 2025 – Monro, Inc. (Nasdaq: MNRO) (“Monro”), one of the largest independent auto service and tire dealers in the United States, announces that Nick Hawryschuk has been promoted to Senior Vice President – Operations from his role as Vice President - Finance and Operations. His promotion is effective immediately.

Hawryschuk will lead all aspects of the Company’s retail and commercial operations in his new role. He will be responsible for developing and executing Monro’s strategy and implementation plan to further strategic goals. Hawryschuk will report to Mike Broderick, President and Chief Executive Officer.

“Nick’s proven experience in finance and operations has been vital to Monro. I’m confident that we will continue to drive critical operational improvements and expand the capabilities of our organization under his leadership,” said Broderick.

Hawryschuk joined Monro as Vice President - Finance in 2020 and was promoted to Vice President - Finance and Operations Support in 2022. His role was expanded when he was appointed Vice President - Finance and Operations in 2024, overseeing the Finance and Loss Prevention organizations and leading the Company’s Operations Support Team. He also extended his scope to lead and grow Monro’s Fleet and Strategic Accounts business and the Company’s Global Call Center.

Prior to Monro, Hawryschuk held progressive roles of responsibility at Xylem Inc., a global water technology manufacturer, from Controller of Global Finance Shared Services to Senior Director of Global Business Service Finance. While there, he spearheaded a global finance transformation. Before Xylem, he held various executive leadership roles in Finance and Operations at Carestream Health, Inc., gaining valuable experience assessing business needs and implementing strategies and processes to lead high-performing teams.

“I’m very excited to step up into my new role as we continue to transform Monro. I look forward to leveraging my years of operational expertise to build upon the organization’s strong foundation and contribute to the Company’s future success,” said Hawryschuk.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires, and parts installation to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the company generated almost $1.3 billion in sales in fiscal 2024, and it continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across more than 1,250 stores and 8,500 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com/.

Source: Monro, Inc.

MNRO-Corp